Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

NCS Multistage Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	75,000(1)	$19.25	$1,443,750(1)(2)	$110.20 per $1,000,000	$159.11

Total Offering Amounts							$159.11

Total Fee Offsets							$—

Net Fee Due							$159.11

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), as may become issuable under the NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan, as amended (the “A&R 2017 Plan”) by reason of any stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price have been determined on the basis of the average of the high and low sales prices of the shares of Common Stock on July 26, 2023 of $19.25, as reported in the consolidated reporting system.